EXHIBIT 10.22

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 to EMPLOYMENT AGREEMENT (the “Amendment”) is executed as of February 18, 2010, by and between Cohen Brothers, LLC, a Delaware Limited Liability Company (the “Company”), and Joseph W. Pooler, Jr. (the “Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of May 7, 2008, as amended by Amendment No. 1 to Employment Agreement dated as of February 20, 2009 (as amended, the “Existing Agreement”);

WHEREAS, the Company completed a transaction, on December 16, 2009 (the “Merger”), which resulted in the Company becoming a subsidiary of Cohen & Company, Inc. (formerly known as Alesco Financial Inc.), a publicly traded Maryland corporation (“Parent”);

WHEREAS, the Company and Executive desire to enter into this Amendment No. 2 to amend certain terms of the Existing Agreement effective December 17, 2009;

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Amendment to Section 1. The first sentence of Section 1 shall be amended and restated to read as follows:

“The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Effective Date and continuing through December 31, 2012.”

Section 2. Amendment to Section 3.1. Section 3.1 shall be amended and restated in its entirety to read as follows:

“3.1 Salary. The Company shall pay the Executive during the Term a salary at a minimum rate of $400,000 per annum for the period beginning on December 17, 2009 through December 31, 2010 (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. For each year thereafter, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Parent shall review the Executive’s Annual Salary and may provide for such increases therein as it may, in its discretion, deem appropriate. (Any such increased salary shall constitute the “Annual Salary” as of the time of the increase.)”

Section 3. Amendment to Section 3.2. Section 3.2 shall be amended and restated in its entirety as follows:

“3.2 Bonus. During the Term, in addition to the Base Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount and on such terms to be determined by the Compensation Committee of the Board (“Performance Bonus”). The Compensation Committee of the Board shall further have the discretion to grant Executive annual bonuses in such amounts and on such terms as it shall determine in its sole discretion. Notwithstanding the foregoing, Executive shall be entitled to receive a bonus in the aggregate amount of not less than $300,000 with respect to Executive’s performance in 2010 (pro-rated if Executive is employed by the Company for less than the entire calendar year of the Company by multiplying such bonus by a fraction (x) the numerator of which is the number of days in the calendar year preceding the termination and (y) the denominator of which is 360). Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity–based plan, or other policy or program of Parent or the Company. With respect to Executive’s performance in 2009, the Company shall pay to Executive a bonus of $700,000.00.”

Nothing contained in the foregoing shall limit Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity-based plan, or other policy or program of Parent, the Company or any affiliate of Parent or the Company.”

Section 4. Amendment to Section 3.3. Section 3.3 shall be amended and restated as follows:

“3.3 Equity Incentive Compensation. Executive shall be entitled to participate in any equity compensation plan of the Company or Parent in which he is eligible to participate, and may, without limitation, be granted in accordance with any such plan options to purchase shares of common stock, shares of restricted stock, and other equity awards in the discretion of the Compensation Committee.”

Section 5. Amendment to Section 5.2(b). Section 5.2(b) shall be amended and restated as follows:

“(b) The Company may terminate the Executive’s employment and the Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason. If the Company terminates the Executive’s employment (and the termination is not covered by Section 4 or 5.1), the Executive terminates his employment for Good Reason, or the Company does not renew this Agreement as described in Section 1:

(i) the Executive shall receive a single-sum payment equal to accrued but unpaid Annual Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);

(ii) the Executive shall receive a single-sum payment of an amount equal to 3.0 times (a) the average of the Annual Salary amounts paid to Executive over the three calendar years prior to the date of Termination, (b) if less than three years have elapsed between the date of this Agreement and the date of Termination, the highest Annual Salary paid to Executive in any calendar year prior to the date of Termination, or (c) if less than 12 months have elapsed from the date of this Agreement to the date of termination, the highest Annual Salary received in any month times 12;

(iii) all outstanding unvested equity-based awards (including without limitation stock options and restricted stock) held by the Executive shall fully vest and shall become immediately exercisable, as applicable;

(iv) pay for outplacement assistance appropriate for Executive’s position (purchased through Company) with a reputable provider, for a period of one year immediately following termination, not to exceed $25,000; and

(v) continued family coverage, without incremental cost to Executive, in Company sponsored health and dental plans at current cost for the 9 month period following termination of employment with the Company— for avoidance of doubt, and as permitted by applicable laws, this does not include (and will be in addition to) the required eligible COBRA period.

Unless the payment is required to be delayed pursuant to Section 7.13(b) below, the cash amounts payable to the Executive under this Section 5.2(b) shall be paid to the Executive within 60 days following the date of his termination of employment with the Company pursuant to this Section 5.2(b).”

Section 6. Amendment to Section 5.3. Section 5.3 shall be amended and restated in its entirety to read as follows:

“5.3 Change of Control. Without duplication of the foregoing, upon a “Change of Control” (as defined below) while the Executive is employed, all outstanding unvested equity-based awards shall fully vest and shall become immediately exercisable, as applicable. If the Executive terminates his employment with the Company within the twelve-month period following a Change of Control, such termination shall be deemed a termination by the Executive for Good Reason covered by Section 5.2; provided, however, Executive’s right to terminate this Agreement and receive the benefits set forth in Section 5.2(b) shall be conditioned on Executive’s being available to provide transition services for up to twelve months following such Change of Control, at the request of Company and for the compensation and benefits provided to Executive immediately prior to such termination.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding Daniel G. Cohen, Christopher Ricciardi, Parent, the Company, any entity or person controlling, controlled by or under common control with Daniel G. Cohen, Christopher Ricciardi, Parent, the Company, any employee benefit plan of Parent, the Company or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of Parent representing 30% or more of either (A) the combined voting power of Parent’s then outstanding securities or (B) the then outstanding common stock of Parent (in either such case other than as a result of an acquisition of securities directly from Parent, the Company or any of their respective subsidiaries); provided, however, that, in no event shall a Change in Control be deemed to have occurred upon an initial public offering or a subsequent public offering of the common stock of Parent under the Securities Act of 1933, as amended; or

(ii) any consolidation or merger of Parent where the stockholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any);

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Parent, other than a sale or disposition by Parent of all or substantially all of Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of Parent immediately prior to such sale or (B) the approval by stockholders of Parent of any plan or proposal for the liquidation or dissolution of Parent; or

(iv) the members of the Board of Directors of Parent at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board of Directors of Parent; provided that any director whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors of Parent then still in office who were members of the Board of Directors of Parent at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.”

Section 7. Amendment to Section 5.4. Section 5.4 shall be amended and restated as follows:

“5.4 Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement would be deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Parachute Payments shall be reduced (but not below zero) so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the excise tax imposed by Section 4999 of the Code. Any such reduction shall be made by first reducing severance benefits (if any). Notwithstanding the foregoing, if the reduction of Parachute Payments under this Section 5.4 would be equal to or greater than $50,000, then there shall be no such reduction and the full amount of the Parachute Payment shall be payable. “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 5.4 shall be as determined by the Company’s accountants.

Unless the payment is required to be delayed pursuant to Section 7.14(b) below, any additional payment payable to the Executive pursuant to this Section shall be paid by the Company to the Executive within 5 days of receipt of the Company’s accountants’ determination, which such determination shall be made to the Company within 30 days of any event requiring payment to the Executive hereunder.”

Section 8. Amendment to Section 7. Section 7 shall be amended to add the following Sections 7.13, 7.14 and 7.15 as follows:

“7.13 Section 409A.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum within 30 days after the date that is 6 months following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a short period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.”

7.14 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the covenants herein are reasonable in temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the covenants herein, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.15 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the covenants set forth in Section 6, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.”

Section 9. Waiver of Good Reason Termination in Connection with Merger. Notwithstanding the provisions of Section 5.3 of the Existing Agreement, the Change of Control as a result of the Merger shall be deemed not to constitute a termination of the Agreement for Good Reason; provided, however, that all outstanding equity-based awards held by the Executive at the time of the Merger shall be deemed fully vested and immediately exercisable as of the time of the Merger, including restricted stock units granted to the Executive on October 1, 2009 (the “RSUs”). Upon written request of the Executive, shares that are deliverable to the Executive upon exercise of the RSUs may be delivered net of taxes. Executive acknowledges that he has received additional consideration in exchange for such waiver.

IN WITNESS WHEREOF, this Amendment No. 2 to the Employment Agreement has been duly executed as of the date first written above.

COHEN BROTHERS, LLC

By:	/s/ CHRISTOPHER RICCIARDI
Name:	Christopher Ricciardi
Its:	President

/s/ JOSEPH W. POOLER, JR.
Joseph W. Pooler, Jr.

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